Exhibit 99.(m)(4)

ACTIVE ASSETS PRIME TRUST

DISTRIBUTION PLAN

(SELECT CLASS)

March 31, 2016

WHEREAS, Active Assets Prime Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust may be divided into multiple separate classes including: Administrative Class, Advisory Class and Select Class; and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Select Class and its shareholders; and

WHEREAS, the Trust and Morgan Stanley Distribution, Inc. (the “Distributor”) have entered into a Distribution Agreement pursuant to which the Trust employs the Distributor in such capacity during the continuous offering of shares of the Trust; and

WHEREAS, institutions (“Service Organizations”) may: (i) act directly or indirectly as nominees and recordholders of shares of the Select Class for their respective customers who are or may become beneficial owners of such shares (the “Customers”); and (ii) provide certain distribution related services with respect to Customers pursuant to agreements between the Trust, on behalf of the Select Class, and such Service Organizations.

NOW THEREFORE, the Trust, on behalf of the Select Class, hereby adopts, and the Distributor hereby agrees to the terms of, this Distribution Plan (the “Plan”) on the following terms and conditions:

1.  The Trust, on behalf of the Select Class of, is authorized to pay the Distributor the monthly or quarterly distribution fee to provide for, or to compensate the Service Organizations for providing distribution related services. The fee paid for such services during any one year shall not exceed 0.55% of the average daily net asset value of the shares of the Select Class, which are owned beneficially by the Customers of such Service Organization during such period. Such fees will be assessed as specified below.

2.  The Select Class shares will be assessed an annual fee of 0.55% of the average daily net assets of the Select Class to compensate the Distributor or Service Organization for providing distribution related services pursuant to the Trust’s Plan of Distribution adopted under Rule 12b-1 of the 1940 Act. Distribution related services for which the Distributor or a Service Organization may be compensated include any activities or expenses primarily intended to result in the sale of Select Class shares, including, but not limited to: distribution of sales literature and advertising materials; and compensation to broker/dealers who sell Select Class shares. The Distributor may negotiate with any such broker/dealer the services to be provided by the broker/dealer to shareholders in connection with the sale of Select Class shares, and all or any portion of the compensation paid to the Distributor under this paragraph may be reallocated by the Distributor to broker/dealers who sell shares. The Trust nor any class may compensate a Service Organization for services provided with respect to another class.

3.   This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Trust and of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct financial interest in the operation of this Plan or any agreements related to it) (the “Rule 12b-1 Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

4.   This Plan shall continue until March 31, 2017 and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

5.   Management shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under this Plan.

6.   This Plan may be terminated with respect to the Select Class at any time by the vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Select Class.

7.   This Plan may not be amended to increase materially the amount payable hereunder unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Select Class, and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8.   The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

9.   This Plan only relates to the Select Class and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Trust attributable to Select Class shares. The obligations of the Trust hereunder are not personally binding upon, nor shall report be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to Select Class shares shall be bound.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust and the Distributor have executed this document as of the day and year set forth below in New York, New York.

Dated: March 31, 2016

ACTIVE ASSETS PRIME TRUST

	By:	/s/ John H. Gernon
Name: John H. Gernon
Title: President and Principal Executive Officer

Attest:

/s/ Edward J. Meehan
Name: Edward J. Meehan
Title: Assistant Secretary

MORGAN STANLEY DISTRIBUTION, INC.

	By:	/s/ Henry Kaplan
Name: Henry Kaplan
Title: President and Director

Attest:

/s/ Edward J. Meehan
Name: Edward J. Meehan
Title: Assistant Secretary